Exhibit 99.1

FOR IMMEDIATE RELEASE

Ottawa Savings Bank to Acquire

Twin Oaks Savings Bank

OTTAWA, ILLINOIS, June 30, 2014 – Ottawa Savings Bancorp, Inc. (the “Company”) (OTCBB: OTTW), the holding company for Ottawa Savings Bank FSB (“Ottawa Savings”), and Twin Oaks Savings Bank (“Twin Oaks”) today announced the execution of a merger agreement pursuant to which Twin Oaks will merge with and into Ottawa Savings. The merger is expected to increase the Company’s consolidated assets from approximately $168 million at March 31, 2014 to approximately $235 million. Deposits are expected to increase from $146 million to $202 million. Twin Oaks’ existing two offices will become branch offices of Ottawa Savings and will operate as a division of Ottawa Savings.

Under the terms of the merger agreement, depositors of Twin Oaks will become depositors of Ottawa Savings and will have the same rights and privileges in Ottawa Savings Bancorp MHC, the mutual holding parent of the Company, as if their accounts had been established in Ottawa Savings on the date established at Twin Oaks. In addition, borrower members of Twin Oaks as of the merger closing date will continue to have member rights with Ottawa Savings Bancorp MHC for as long as those loans remain outstanding. As part of the transaction, the Company will issue additional shares of its common stock to Ottawa Savings Bancorp MHC in an amount equal to the fair value of Twin Oaks as determined by an independent appraiser. These shares are expected to be issued immediately prior to the completion of the merger.

The merger is expected to be accretive to earnings after merger-related restructuring costs. No goodwill is anticipated subject to finalization of estimated fair value adjustments based on market conditions at closing, said Ottawa Savings President and Chief Executive Officer, Jon Kranov. The transaction will result in a banking organization “with an enhanced footprint and product and service capabilities that will allow us to take advantage of growth opportunities as LaSalle and Grundy counties, and Chicago’s west and southwest suburbs, continue to grow toward each other.”

“Home buyers and small businesses will be key beneficiaries of the merger,” Kranov said. “Both Ottawa Savings and Twin Oaks are primarily mortgage lending institutions, although Ottawa Savings also offers various small business banking services to its customers.”

Mr. Kranov will continue as President and Chief Executive Officer of the merged institution. Craig Hepner, President of Twin Oaks, will be Executive Vice President and Chief Operating Officer of the merged institution. Regarding the merger, Mr. Hepner said, “This transaction will benefit our customers, employees and members by permitting us to become part of a stronger, larger institution that offers a more broad range of financial products and services. We are very excited about becoming a part of Ottawa Savings.”

The merger was unanimously approved by each of the Ottawa Savings and Twin Oaks Boards of Directors and is expected to close in the fourth quarter of 2014. The transaction is subject to certain conditions, including approval by the Twin Oaks’ members and the Company’s stockholders and customary regulatory approvals.

Kilpatrick Townsend & Stockton LLP acted as Ottawa’s legal counsel and Howard and Howard Attorneys PLLC acted as Twin Oaks’ legal counsel.

About Ottawa and Twin Oaks

The Company is the majority-owned subsidiary of Ottawa Savings Bancorp MHC, which owns 57.8% of the Company’s outstanding shares. Ottawa Savings, originally chartered in 1871, is a community bank serving Ottawa, Illinois and LaSalle County through its main office in Ottawa, Illinois. Ottawa Savings is the oldest savings institution in the State of Illinois.

Twin Oaks, which was founded in 1890, is headquartered in Marseilles, Illinois. It is an Illinois chartered savings bank and serves its community through its main office and a branch office located in Morris, Illinois.

Additional Information

The Company will be filing a proxy statement for its annual meeting of stockholders (at which meeting stockholders will vote on the proposed transaction) and other documents regarding the proposed transaction with the SEC. The Company’s stockholders are urged to read the proxy statement when it becomes available, because it will contain important information about Ottawa, Twin Oaks and the proposed transaction. When available, copies of this proxy statement will be mailed to stockholders. Copies of the proxy statement may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to Ottawa Savings Bancorp, Inc., 925 LaSalle Street, Ottawa, Illinois 61350. Copies of other documents filed by the Company with the SEC may also be obtained free of charge at the SEC’s web site or by directing a request to the Company at the address provided above.

The Company and its directors, executive officers and certain other members of management and employees may be soliciting proxies from their stockholders in favor of the proposed transaction. Information regarding such persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed transaction is set forth in the Company’s proxy statement filed with the SEC in connection with its annual meeting of stockholders. Additional information will be set forth in the proxy statement when it is filed with the SEC.

Forward-Looking Statements

This news release contains forward-looking statements.  Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made.   Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Ottawa Savings or Twin Oaks anticipated in its forward-looking statements and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to: increased economic pressures; increased competition, interest rate or legislative or regulatory changes; that completion of the transaction could take longer than expected; that prior to the completion of the transaction or thereafter, Ottawa Savings’ and Twin Oaks’ respective businesses may not perform as expected; that required regulatory, member, stockholder or other approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ customers to the transaction; and diversion of management time on merger-related issues. Neither Ottawa Savings nor Twin Oaks assume any duty and do not undertake to update forward-looking statements.

Contact Information

For Ottawa:

Jon Kranov

President and Chief Executive Officer

(815) 366-5436

For Twin Oaks:

Craig Hepner

                President
                 (815) 795-2129

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